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                                                                     EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of the 10th day of September, 1998, is by and among Business Health Companies, Inc., a Delaware corporation (the "Company"); Douglas L. Elden ("Elden"); Donald Richard Huntington ("Huntington"); Ralph T. Smith, Jr. ("Smith" and together with Elden and Huntington, the "Shareholders"); MedicalControl, Inc., a Delaware corporation ("MedicalControl"), and MedicalControl Network Solutions, Inc., a Delaware corporation and a subsidiary of MedicalControl ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, the Company is engaged in the managed care industry and provides other healthcare related services, including operating a contracted network of hospitals, physicians and ancillary healthcare providers; preparing quality information on hospitals; marketing a contracted dental network; and providing consulting and repricing services (the "Business"); and

         WHEREAS, the Shareholders own all of the capital stock of the Company (such shares issued by the Company as of the date hereof, together with those shares of capital stock issued on or before the Closing, as hereinafter defined, are collectively referred to as the "Shares"); and

         WHEREAS, the Shareholders desire to sell to the Purchaser, and Purchaser desires to purchase from the Shareholders, all of the Shares and MedicalControl wishes to undertake the performance of certain obligations in connection with this acquisition to induce the Shareholders to sell, all subject to the terms, conditions and exceptions contained herein;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  PURCHASE AND SALE OF SHARES

            1.1 Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in
Section 2.2 hereof), the Shareholders shall assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from the Shareholders, all right, title and interest in and to all of the Shares, free and clear of all liens, security interests, charges, encumbrances and rights of others.
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            1.2  Employment Agreements and Non-Competition Agreement. At the
Closing, Purchaser and each of the Messrs. Huntington and Smith shall enter into an employment, confidentiality and non-competition agreement substantially in the form of Exhibit "A" hereto (the "Employment Agreements") and Mr. Elden shall enter into a confidentiality and non- competition agreement substantially in the form of Exhibit "B" hereto (the "Confidentiality Agreement").

            1.3 Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, the obligations and liabilities of the Company designated as excluded liabilities on Schedule 1 attached hereto and made a part hereof (the "Excluded Liabilities") shall not be acquired by the Purchaser. The Shareholders agree to assume and discharge all of the Excluded Liabilities from and after the Effective Date (as defined).

2.  CONSIDERATION; CLOSING

            2.1 Consideration for Shares. The consideration to be received by the Shareholders in exchange for the Shares shall be the following:

                          (a) A total of $2,150,000 will be payable in cash at
            the Closing by wire transfer to an account specified by the Shareholders.

                          (b) The Purchaser will issue to each Shareholder, in
            accordance with their respective ownership of the Shares, a convertible subordinated promissory note in the aggregate principal amount of $1,000,000, substantially in the form of Exhibit "C" attached hereto (collectively, the "Notes"). Subject to the consent of the independent, unaffiliated third party primary lender of MedicalControl, the repayment of the Notes will be secured by
            (i) a lien (which shall be junior to liens of MedicalControl's primary lender) on the assets of MedicalControl and the Purchaser pursuant to the Subordinated Security Agreement (the "Security Agreement") substantially in the form of Exhibit "D" attached hereto and (ii) a pledge of 20% of the Shares sold by the Shareholders, which Subordinated Pledge Agreement (the "Pledge Agreement") shall be substantially in the form of Exhibit "E" attached hereto.

                          (c) A total of 270,900 shares (the "Parent Shares")
            of common stock of MedicalControl will be issued, transferred and delivered to the Shareholders at the Closing. Of such Parent Shares hereunder, 95,238 Parent Shares (the "Escrow Shares") will be deposited with Southwest Guaranty Trust, Inc. or other entity agreed to by the parties as escrow agent pursuant to the terms of the escrow agreement (the "Escrow Agreement")





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            substantially in the form of Exhibit "F" attached hereto.  The escrow agent shall hold the Escrow Shares for a period of two years, after which the Escrow Amount shall be delivered to the Shareholders, subject to earlier claims in favor of Purchaser as set forth in the Escrow Agreement.

                          (d) The Shareholders hereby appoint Douglas L. Elden
            as their attorney-in-fact and as the Shareholder Representative under the Escrow Agreement, the Pledge Agreement and Security Agreement. The Shareholders acknowledge that the Shareholder Representative has the full and independent authority to act on behalf of the Shareholders as to matters set forth therein and the parties to such agreements may rely on the acts and words of the Shareholder Representative acting in such capacity.

            2.2 Time of Closing. A closing (the "Closing") for the sale and purchase of the Shares shall be held on or before September 30, 1998 (or such later date as may be agreed to by the parties, such agreement not to be unreasonably withheld) at the offices of Purchaser's special counsel, Crouch & Hallett, LLP, located at 717 North Harwood Street, Suite 1400, Dallas, Texas, 75201 or at such other place or places and/or on such other date as may be agreed upon by the parties (the "Closing Date"). The parties agree that all documents to be delivered at the Closing (other than certificates evidencing the Parent Shares) will be executed and placed in escrow with Crouch & Hallett, L.L.P. as escrow agent at least two business days prior to the Closing. The effective date (the "Effective Date") of the sale and purchase of the Shares contemplated hereby is September 1, 1998.

            2.3 Closing Procedure. At the Closing, the Shareholders shall deliver to Purchaser stock certificates duly endorsed to Purchaser and representing the Shares, in form sufficient to vest record and beneficial title fully in Purchaser to the Shares. Against such delivery, (a) Purchaser shall issue and deliver to the Shareholders the cash purchase price, the Notes, the Pledge Agreement and Security Agreement and the Parent Shares (less the Escrow Shares, copies of which shall be provided) described in Section 2.1 above, and
(b) Purchaser, the Company and each of the Shareholders shall execute and deliver the Escrow Agreement, the Non-Competition Agreement or Employment Agreement, as applicable. Each party will cause to be prepared, executed and delivered all other documents required to be delivered by such party pursuant to Article 8 hereof and all other appropriate and customary documents as another party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.





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3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS.

            The Shareholders and the Company, jointly and severally (subject to the provisions of Section 15.10 hereof), hereby represent and warrant to Purchaser as follows (except as qualified by the Disclosure Schedule attached hereto):

            3.1  Organization; Good Standing.

                          (a) The Company and each Company Subsidiary (as defined below) is a corporation, duly incorporated, validly existing and in good standing under the laws of its incorporation and has all requisite corporate power and authority to own and lease its properties and assets and to carry on its business as currently conducted.

                          (b)  The Disclosure Schedule sets forth an
            organizational chart that includes the Company and all Company Subsidiaries. Except as set forth on the Disclosure Schedule, all outstanding shares of capital stock of each Company Subsidiary are owned either by the Company or another Company Subsidiary. For purposes of this Agreement, a "Subsidiary" of any person means (A) a corporation in which such person, a subsidiary of such person, or such person and one or more subsidiaries of such person, directly or indirectly, at the date of determination, has either (i) a majority ownership interest or (ii) the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation or (B) a partnership in which such person, a subsidiary of such person, or such person and one or more subsidiaries of such person (i) is, at the date of determination, a general partner of such partnership, or (ii) has a majority ownership interest in such partnership or the right to elect, or to direct the election of, a majority of the governing body of such partnership, or (C) any other person (other than a corporation or a partnership) in which such person, a subsidiary of such person, or such person and one or more subsidiaries of such person has either (i) at least a majority ownership interest or
            (ii) the power to elect, or to direct the election of, a majority of the directors or other governing body of such person. For the purposes of this Article 3, the term "Company" shall mean Business Health Companies, Inc. and the Company Subsidiaries.

                          (c) Each of the Company and the Company Subsidiaries
            is duly qualified and licensed to do business and is in good standing in all jurisdictions where it owns or leases real property or has employees.





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            3.2  Due Authorization; Execution and Delivery.  The Company and
each of the Shareholders have full power and authority to enter into and perform this Agreement and the other documents to be executed by them in connection herewith and to carry out the transactions contemplated hereby and thereby. The Company has taken all requisite action to approve the execution and delivery of this Agreement and the other documents to be executed by it in connection herewith and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other documents contemplated hereby constitute the valid and binding obligation of the Company and the Shareholders, as applicable, enforceable against them in accordance with their respective terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally. Neither the execution and delivery by the Company or the Shareholders of this Agreement and the other documents to be executed by them in connection herewith nor the consummation of the transactions contemplated hereby and thereby will: (i) conflict with or result in a breach of the articles of incorporation or bylaws of the Company;
(ii) violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority, which violation, either individually or in the aggregate, might reasonably be expected to have a material adverse effect on the business or operations of the Company or Purchaser's ownership of the Shares; or (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), or result in the creation of any lien on the Shares (except pursuant to this Agreement) or any of the properties or assets of the Company pursuant to any material agreement, indenture, mortgage or other instrument to which the Shareholders or the Company is a party or by which their assets may be bound or affected.

            3.3 Consents. No approval, authorization, consent, order or other action of, or filing with, any governmental authority or administrative agency is required in connection with the execution and delivery by the Company or the Shareholders of this Agreement or the other documents to be executed by them in connection herewith or the consummation of the transactions contemplated hereby and thereby. Except as set forth in the Disclosure Schedule, no approval, authorization or consent of any other third party is required in connection with the execution and delivery by the Company or the Shareholders of this Agreement or the other documents to be executed by them in connection herewith and the consummation of the transactions contemplated hereby and thereby.

            3.4 Transactions with Affiliates. At the time of the Closing, none of the Company's shareholders, officers, or directors or any of foregoing persons' Affiliates or, to the Company's and the Shareholders' knowledge, any employee will have any interest in or will own any property or right used principally in the conduct of the





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Business. The term "Affiliate" shall mean the Shareholders or the Company's officers, employees and directors, any partner of any such person, or any member of the immediate family (including brother, sister, descendant, ancestor or in-law) of any such person, or any corporation, partnership, trust or other entity in which any such person or any such family member has a substantial interest or is a director, officer, partner or trustee.

            3.5 Title to Assets. The Company is the sole and exclusive legal owner of all right, title and interest in and has good and marketable title to all of the assets that it purports to own (the "Assets"), free and clear of liens, claims and encumbrances except (i) liens, claims and encumbrances to be released at Closing, (ii) liens for taxes not yet payable, and (iii) purchase money security interests on assets being financed. Purchaser and MedicalControl acknowledge that Messrs. Huntington and Smith own a entity named Huntington and Smith, L.L.C. which is not part of the Assets transferred to Purchaser. At the Closing, the Assets owned by the Company shall include, by way of example and not of limitation, the following:

                          (a) Accounts receivable, notes receivable (if any) and items of prepaid expense relating to the Company's operations;

                          (b) Fixtures, equipment, inventories of supplies, furniture, office equipment and other tangible assets and property used in business operations;

                          (c) Rights under agreements and contracts entered into by the Company;

                          (d) Any right, title or interest the Company has in any tradenames, trademarks, service marks, copyrights and patents;

                          (e) All books and records related to the Company, the Assets or the operation of the Business, including all financial, accounting and tax records, computer data and programs, and records and all correspondence with and documents pertaining to suppliers, governmental authorities and other third parties; and

                          (f) Governmental licenses as required to conduct the Business.

            3.6  Real Estate.

                          (a) The Company does not own and has never owned any real property. With respect to the Company's leased real property (the "Real





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            Estate"), the Company has delivered to Purchaser a true, accurate and complete copy of the applicable lease or sublease (the "Leases"). Each Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company or any Company Subsidiary as tenants thereunder are current and no termination event or condition or uncured default of a material nature on the part of the Company or any Company Subsidiary exists under such Lease.

                          (b) The Company has received no notice of, and has no actual knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with the Real Estate.

                          (c) The Company has received no notice of, and has no actual knowledge of, any hazardous or toxic material (as hereinafter defined) existing on the Real Estate which is, in any case, in material violation of applicable environmental law. For purposes of this Section, "hazardous or toxic material" shall mean waste, substance, materials, smoke, gas or particulate matter designated as hazardous, toxic or dangerous under any environmental law. For purposes of this Section, "environmental law" shall included the Comprehensive Environmental Response Compensation and Liability Act, the Clean Air Act, the Clean Water Act and any other applicable federal, state or local environmental, health or safety law, rule or regulation relating to or imposing liability or standards concerning or in connection with hazardous, toxic or dangerous waste, substance, materials, smoke, gas or particulate matter.

            3.7  Condition of Assets.

                          (a) All of the Assets viewed as a whole and not on an
            asset by asset basis are in good condition and working order, ordinary wear and tear excepted, free from any known defects except such minor defects as do not substantially interfere with the continued use thereof. The fixed assets of the Company as of the date hereof are set forth on the Disclosure Schedule. The Company has in force such insurance of its properties and operations as is set forth on the Disclosure Schedule.

                          (b) The accounts receivable of the Company as set forth on the Balance Sheets (as defined in Section 3.14) and arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to





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            valid defenses, set-offs or counterclaims; and are collectible within 90 days after billing at the full recorded amount thereof less the recorded allowance for collection losses set forth in such balance sheet. The allowance for collection losses on the Balance Sheets has been determined in accordance with generally accepted accounting principles consistent with past practice.

            3.8 Governmental Licenses. The Disclosure Schedule lists and accurately describes all licenses, permits, orders, approvals, authorizations and filings issued to the Company by a governmental or regulatory authority in connection with the lawful ownership and operation of the Company's business (the "Governmental Licenses"), except where the failure to hold such Governmental License would not have a material adverse effect on the Company. The Company has furnished to Purchaser true and accurate copies of all such Governmental Licenses, and each Governmental License is in full force and effect and is valid under applicable federal, state and local laws.

            3.9 Taxes. All tax reports and returns required to be filed by or relating to the Company's assets and operations (including sales, use, income, property, franchise and employment taxes) have been filed with the appropriate federal, state and local governmental agencies, and there have been paid all taxes, penalties, interest, deficiencies, assessments or other charges due as reflected on the filed returns or claimed to be due by such federal, state or local taxing authorities (other than taxes, deficiencies, assessments or claims which are being contested in good faith and which in the aggregate are not material). There are no examinations or audits pending or unresolved examinations or audit issues with respect to the Company's federal, state or local tax returns. All additional taxes, if any, assessed as a result of such examinations or audits have been paid. There are no pending claims or proceedings relating to, or asserted for, taxes, penalties, interest, deficiencies or assessments against the Company. The Company has delivered to the Purchaser true, accurate and complete copies of all tax returns and filings made by them in the last three years and any related correspondence from the Company, the Shareholders or applicable taxing authority relating to such returns and filings.

            3.10 Litigation. There is no order of any court, governmental agency or authority and no action, suit, proceeding or investigation, judicial, administrative or otherwise, of which the Shareholders have knowledge that is pending or threatened against or affecting the Company which, if adversely determined, might materially and adversely affect the business, operations, properties, assets or conditions (financial or otherwise) of the Company or which challenges the validity or propriety of any of the transactions contemplated by this Agreement.

            3.11 Reports and Governmental Compliance. The Company has duly filed all reports required to be filed by law or applicable rule, regulation, order, writ or decree





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of any court, governmental commission, body or instrumentality and have made payment of all charges and other payments, if any, shown by such reports to be due and payable.

            3.12 Employee Benefit Plans; Labor Controversies. The Disclosure Schedule sets forth all liabilities of the Company under ERISA or similar laws with respect to employee benefit plans. There are no labor disputes of a material nature pending between the Company, on the one hand, and any of its employees, on the other hand, and there are no known organizational efforts presently being made involving any of such employees. The Company has complied in all material respects with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and other taxes, and is not liable for any material arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing. The Company is not a party to any agreement, contract or understanding that would obligate the Company to make "golden parachute" payments, severance payments or other similar payments to employees, agents or independent contractors due to the transactions contemplated hereby.

            3.13 Capitalization. All of the issued and outstanding shares of the capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and (as of the date hereof and the Closing) will be owned of record and beneficially by the Shareholders. Set forth on the Disclosure Schedule is an accurate and complete listing of all of the shareholders of the Company and the number of outstanding shares of capital stock owned by such shareholders. There are 300 shares of capital stock of the Company held in its treasury which were redeemed by the Company from a former shareholder. There are no outstanding subscription, contract, option, warrant, call or other right obligating the Company to issue, sell, exchange or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of the Company. The Shareholders are the lawful, sole and beneficial owners of the Shares as reflected on the Disclosure Schedule, free and clear of all liens, claims and encumbrances of every kind, and, at the Closing, the Shareholders will convey to Purchaser good and valid title to the Shares. The existing Shareholders' Agreement among the Shareholders will be terminated at or prior to the Closing.

            3.14  Financial Statements and Records of the Company.

                          (a) The Company has delivered, or will deliver prior to Closing, to Purchaser true, correct and complete copies of the following financial statements (the "Company Financial Statements"): (i) audited balance sheets (the "Balance Sheets") as of June 30, 1997 and 1998 and the related audited statements of income, cash flow and changes in stockholders' equity





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            for the years then ended and (ii) the unaudited statements of income and cash flow for the six-month period ended June 30, 1998 and the unaudited balance sheet, statements of income and cash flow for the two-month period ended August 31, 1998 (the "Interim Statements").

                          (b) The Company Financial Statements present fairly the assets, liabilities and financial position of the Company as of the dates thereof and the results of operations thereof for the periods then ended and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis with prior periods, except, with respect to the Interim Statements, the lack of footnotes thereto and subject to normal year-end adjustments. The books and records of the Company have been and are being maintained in accordance with good business practice, reflect only valid transactions, are complete and correct in all material respects and present fairly in all material respects the basis for the financial position and results of operations of the Company set forth in the Company Financial Statements.

            3.15 Absence of Certain Changes. Since June 30, 1998, the Company has not (i) suffered any change in its financial condition or results of operations other than changes in the ordinary course of business that, individually or in the aggregate, have not had a material adverse effect on the Company, (ii) acquired or disposed of any asset, or incurred, assumed, guaranteed or endorsed any liability or obligation, or subjected or permitted to be subjected any material amount of assets to any lien, claim or encumbrance of any kind, except in the ordinary course of business or as contemplated by this Agreement, (iii) entered into or terminated any Material Contract (as hereinafter defined), or agreed or made any material changes in any Material Contract, other than renewals and extensions thereof in the ordinary course of business, (iv) declared, paid or set aside for payment any dividend or distribution with respect to its capital stock, (v) entered into any collective bargaining, employment, consulting, compensation or similar agreement with any person or group or (vi) entered into, adopted or amended any employee benefit plan. At all times from the date of this Agreement through the Closing Date, the Shareholders will cause the Company to be operated in the ordinary course of business, including the payment of trade payables in the ordinary course of business consistent with past practices of the Company, except for such changes as are contemplated by this Agreement.

            3.16 Material Undisclosed Liabilities. Other than as set forth on the Company Financial Statements, there are no material liabilities or obligations of the Company of a nature required to be disclosed on financial statements prepared in accordance with generally accepted accounting principles.





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            3.17  Contracts and Agreements.

            (a) The Disclosure Schedule contains a list, complete and accurate in all material respects, of all of the following categories of contracts and agreements to which the Company is bound at the date hereof: (i) employee benefit plans, employment, consulting or similar contracts; (ii) client contracts and provider contracts (the "Client/Provider Contracts"); (iii) any contracts that involve remaining aggregate payments by the Company or a Company Subsidiary in excess of $5,000 or which have a term in excess of one year; (iv) insurance policies; (v) any contract containing non- competition or exclusivity covenants or restrictions; and (vi) other contracts not made in the ordinary course of business (collectively the "Material Contracts"). The Company is not in default with respect to any of the Material Contracts.

            (b) Each of the Material Contracts is valid and enforceable in accordance with its terms; the Company is, and to the Company's knowledge all other parties thereto are, in compliance with the provisions thereof; the Company is not, and to the Company's knowledge no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any Material Contract; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default under any Material Contract.

            (c) The Company has not received any notice from any party to any Client/Provider Contract that such party wishes to terminate such Client/Provider Contract or does not want to renew any such Client/Provider Contract upon the expiration of its current term. The number of the Company's covered employees under the Client/Provider Contracts exceeds 50,000.

            3.18 Trade Payables. The trade payables of the Company have arisen in the ordinary course of its business and are consistent (in both amount and type) with past practices. All outstanding trade payables (other than the trade payables which are Excluded Liabilities) as of the Closing Date relate to invoices that have been billed to the Company no more than 45 days from such date.

            3.19 Completeness of Disclosure. No representation or warranty by the Company or the Shareholders in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Purchaser pursuant hereto, or in connection with the execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.





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
            3.20 Finders and Brokers. No person has, as a result of any agreement or action of the Company or the Shareholders, any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

            3.21 Completeness of Disclosure. No representation or warranty by the Company or the Shareholders in this Agreement nor any certificate, schedule, document or instrument furnished or to be furnished to Purchaser and MedicalControl pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

4.  REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MEDICALCONTROL.

            Purchaser and MedicalControl represent and warrant to the Company and the Shareholders as follows:

            4.1 Organization and Good Standing. Purchaser and MedicalControl are corporations duly incorporated and organized, validly existing and in good standing under the laws of the State of Delaware and have all requisite corporate power and authority to own and lease their properties and assets and carry on their business as currently conducted. All outstanding shares of capital stock of the Purchaser are owned by MedicalControl. MedicalControl and Purchaser are duly qualified and licensed to do business and are in good standing in all jurisdictions where they own or lease real property or have employees.

            4.2 Due Authorization. Purchaser and MedicalControl have full power and authority to enter into this Agreement and the other documents to be executed by them in connection herewith and to carry out their obligations hereunder. The execution and delivery of this Agreement and the other documents to be executed by them in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser and MedicalControl. This Agreement and the other documents to be executed by it in connection herewith have been duly executed and delivered by Purchaser and MedicalControl and constitute the legal, valid and binding obligation of each, enforceable against each in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or general equitable principles.





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            4.3  Execution and Delivery.  The execution and delivery by
Purchaser and MedicalControl of this Agreement and the other documents to be executed by them in connection herewith and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with or result in a breach of the Certificate of Incorporation or Bylaws of Purchaser or MedicalControl; (ii) violate any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; or
(iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any indenture, mortgage, lease, contract or other instrument to which Purchaser or MedicalControl is a party or by which they may be bound or affected.

            4.4 Consents. No approval, authorization, consent, order or other action of, or filing with, any governmental authority or administrative agency is required in connection with the execution and delivery by Purchaser or MedicalControl of this Agreement or the other documents to be executed by them in connection herewith or the consummation of the transactions contemplated hereby and thereby. No approval, authorization or consent of any other third party is required in connection with the execution and delivery by the Purchaser or MedicalControl of this Agreement or the other documents to be executed by them in connection herewith and the consummation of the transactions contemplated hereby and thereby which has not been obtained.

            4.5 Parent Shares. The Parent Shares to be issued to the Shareholders by virtue of the transactions contemplated hereby, when issued and delivered, will be duly authorized, validly issued, fully paid, and nonassessable, free and clear of all liens, claims and encumbrances. The Parent Shares shall be identical in rights to outstanding shares of MedicalControl's common stock. MedicalControl does not make any representation as to the market price which the Shareholders will realize upon the ultimate disposition of the Parent Shares, it being acknowledged by the Shareholders that the market price of publicly traded securities will be affected by many factors which are outside the control of Parent and as to which it can offer no assurance.

            4.6 MedicalControl Reports to SEC. MedicalControl has furnished to the Shareholders true and complete copies of (i) the MedicalControl's Form 10-KSB for the year ended December 31, 1997 and (ii) the MedicalControl's Quarterly Reports on Form 10-Q for the first two fiscal quarters of fiscal 1998 (collectively the "SEC Reports"). The SEC Reports did not, on their respective dates of filing, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. MedicalControl has filed on a timely basis all documents required to be filed by it with the Securities and Exchange Commission (the "SEC") and all such documents complied as to form with the applicable requirements of law. MedicalControl is not aware of any reason that would delay or prevent such timely filing in the future. All financial statements included in such documents, including without limitation, the SEC Reports, (i) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein), (iii) fairly present the financial position, results of operations and cash flows of MedicalControl as of the respective dates thereof and for the periods referred to therein, and
(iv) are consistent with the books and records of MedicalControl. Since the date of the most recent SEC Reports, there has not been any material adverse change in the assets, business, financial condition or results of operations of MedicalControl.

            4.7 No Material Undisclosed Liabilities. There are no material liabilities or obligations of MedicalControl of any nature, whether absolute, accrued, contingent or otherwise, other than (i) the liabilities and obligations that are fully reflected in the SEC Reports, or incurred in the ordinary course of business and consistent with past practices since such date,
(ii) liabilities or obligations not required to be disclosed in financial statements prepared in accordance with generally accepted accounting principles and (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

            4.8 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser and MedicalControl directly with the Shareholders and the Company. No person has as a result of any agreement or action of the Purchaser or MedicalControl any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

5. CERTAIN COVENANTS AND AGREEMENTS

            The Shareholders and the Company, jointly and severally (subject to the provisions of Section 15.10 hereof), covenant and agree that from and after the execution and delivery of this Agreement to and including the Closing Date (and thereafter as reflected below), it shall comply (with respect to the Company), and they shall cause the Company to comply (with respect to the Shareholders), with the covenants set forth below, and Purchaser and MedicalControl covenant and agree that they shall similarly comply with said covenants to the extent applicable to either or both of them.

            5.1 Access. Upon reasonable notice, the Company and the Shareholders will give to Purchaser and its counsel, accountants and other authorized representatives, full access during reasonable business hours to all of the Company's properties, books, contracts, documents and records and shall furnish Purchaser with all such information concerning the Company's affairs, including financial statements, as the other may reasonably request in order that Purchaser may have full opportunity to make such reasonable investigations as it shall desire for the purpose of verifying the performance of and compliance with the representations, warranties, covenants and the conditions contained herein or for other purposes reasonably related to the transactions contemplated hereby. If the sale of the Shares to Purchaser does not occur or this Agreement is terminated, all copies of the Company's properties, books, contracts, documents and records which are in the possession of Purchaser or its affiliates, agents, representatives, counsel or accountants, including all copies thereof, shall be returned immediately to Company, and all copies of Purchaser's or MedicalControl's properties, books, contracts, documents and records which are in the possession of the Company, the Shareholders or any of their affiliates, agents, representatives, counsel or accountants, including all copies thereof, shall be returned immediately to Purchaser; provided, however, unless specifically requested by the Company, Purchaser will not return any information provided to it by the Company in connection with certain on-going
services performed by Purchaser on the Company's behalf.   The Company and the
Shareholders will take all reasonably required action necessary to enable Purchaser, its counsel, accountants and other representatives to discuss the affairs, properties, business, operations and records of the other at such times and as often as the Purchaser may reasonably request with executives, independent accountants and counsel of the Company and the Shareholders. The Company and the Shareholders acknowledge that Purchaser, at its own expense, may audit the books and records of the Company, and the Company and the Shareholders agree to provide such assistance as may be reasonably requested by the Purchaser in conducting such audit. In the event that the Closing does not occur and this Agreement is terminated, the Company and the Shareholders, on the one hand, and Purchaser, on the other, shall (i) maintain the confidentiality of all information obtained from the other party in connection herewith, except for such information as is in the public domain; (ii) not use any such information so obtained to the detriment or competitive disadvantage of the other party; and (iii) promptly return copies of any books, records, contracts and any other documentation of the other delivered to such party pursuant to the transactions contemplated hereby.

            5.2 Best Efforts. The Company, Purchaser and MedicalControl shall take all reasonable action necessary to consummate the transactions contemplated by this Agreement and will use all necessary and reasonable means at their disposal to obtain all necessary consents and approvals of other persons and governmental authorities required to enable it to consummate the transactions contemplated by this Agreement. Each party shall make all filings, applications, statements and reports to all governmental agencies or entities which are required to be made prior to the Closing Date by or on its behalf pursuant to any statute, rule or regulation in order to consummate the transactions contemplated by this Agreement, and copies of all such filings, applications, statements and reports shall be provided to the other.

            5.3 Public Announcements. Unless otherwise provided by law, any public announcement or similar publicity with respect to the transactions contemplated by this Agreement will be issued, if at all, only at such time and only in such manner as Purchaser and the Company mutually determine. The Shareholders, Purchaser and MedicalControl will mutually agree concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the transactions contemplated by this Agreement, and Purchaser will have the right to be present for any such communication.

            5.4 Ordinary Course of Business. During the period from the execution and delivery of this Agreement through the Closing Date, the Company shall (i) conduct their operations in the ordinary course of business consistent with past and current practices, (ii) use reasonable best efforts to maintain and preserve intact their goodwill and business relationships, (iii) not enter into any agreement which involves the payment by the Company of an aggregate amount exceeding $15,000 or which has a term exceeding one year or (iv) take any action which would cause any representation contained in Article 3 to be untrue as of the Closing Date. Notwithstanding anything to the contrary, the Purchaser and MedicalControl acknowledge that the Company has paid management cash bonuses to Messrs. Huntington, Smith and Jenny Sweaney, and has made contributions to an employee profit sharing plan previously discussed with Purchaser, which contributions did not exceed $45,000 in the aggregate. The parties agree that the cash remaining in the Company's operating and money market accounts (which shall not be less than $5,000 as of the Closing) shall be recorded as a payable to Messrs. Huntington and Smith, such payable to be liquidated within 60 days from the Closing. The Company agrees to reimburse Messrs. Huntington and Smith for any incremental federal income taxes, if any, that may be owed by them as a result of such payable being distributed to Huntington and Smith subsequent to Closing rather than prior to Closing.

            5.5 No Solicitation. From the date hereof until the Closing Date or until this Agreement is terminated or abandoned as provided in this Agreement, neither the Company nor any of the Shareholders shall directly or indirectly (i) solicit or initiate discussion with or (ii) enter into negotiations or agreements with, or furnish any information to, any corporation, partnership, person or other entity or group (other than Purchaser, MedicalControl, an affiliate of MedicalControl or their authorized representatives pursuant to this Agreement) concerning any proposal for a merger, sale of any of its assets other than in the ordinary course of business, sale of shares of stock or securities or other takeover or business combination transaction (the "Acquisition Proposal") involving the Company or any of its subsidiaries, and the

Company will instruct its officers, directors, advisors and its financial and legal representatives and consultants not to take any action contrary to the foregoing provisions of this sentence. The Company and the Shareholders will notify Purchaser promptly if the Company or the Shareholders become aware that any inquiries or proposals are received by, any information is requested from or any negotiations or discussions are sought to be initiated with, the Company or any of the Shareholders with respect to an Acquisition Proposal, and the Company and the Shareholders shall promptly deliver to Purchaser any written inquiries or proposals received by them relating to an Acquisition Proposal.

            5.6 Board Nomination. MedicalControl will use its reasonable best efforts, subject to fiduciary duties, to include one designee selected by the mutual agreement of Messrs. Huntington and Smith to MedicalControl's proposed slate of directors at MedicalControl's annual shareholders meetings so long as one or more of such shareholders own at least 50% of the Parent Shares acquired by them at the Closing or to be acquired upon the conversion of the Notes, and one or more of such Shareholders are employed by the Company at the time of the preparation of the proxy statement for such annual meeting. A MedicalControl shareholder, The Answer Partnership, Ltd., will execute the Voting Agreement substantially in the form of Exhibit "G" attached hereto (the "Voting Agreement").

            5.7 Officer and Director Insurance Coverage. For a period of two years following the Closing, the Purchaser agrees to maintain the Company's current directors' and officers' liability insurance or to substitute a policy with similar coverage for claims relating to periods prior to the Closing. Purchaser or MedicalControl will also extend coverage of its current officers' and directors' insurance to Messrs. Huntington and Smith for claims relating to periods following the Closing.

6.  CONDITIONS TO PURCHASER'S CLOSING

            All obligations of Purchaser under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that Purchaser may, in its sole discretion, waive any or all of such conditions in whole or in part:

            6.1 Representations, Etc. The Company and the Shareholders shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by each of them at or prior to the Closing, and the representations and warranties of the Company and the Shareholders contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement).

            6.2 Consents. All consents and approvals of governmental agencies and from any other third parties required to consummate the transactions contemplated by this Agreement shall have been obtained without material cost or other materially adverse consequence to Purchaser and shall be in full force and effect.

            6.3 No Adverse Litigation. No order or preliminary or permanent injunction shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of (i) making any of the transactions contemplated hereby illegal,
(ii) materially adversely affecting the value of the assets or business of the Company or (iii) making Purchaser or the Company liable for the payment of a material amount of damages to any person.

            6.4 Material Adverse Changes. There shall have occurred no material adverse change in the business, properties, assets, liabilities, results of operations or condition, financial or otherwise, of the Company.

            6.5 Closing Deliveries. Purchaser shall have received each of the documents or items required to be delivered to it pursuant to Section 8.1 hereof.

            6.6 Completion of Due Diligence Review. Purchaser will have completed its due diligence review of the Company, including its accounting records, major contracts and tax returns, and the results of which shall be satisfactory to Purchaser in its sole discretion.

            6.7 Receipt of 1997 and 1998 Audit. Purchaser will have received the audited financial statements of the Company for the years ended June 30, 1997 and 1998 and shall be satisfied in its sole discretion with the results thereof.

            6.8 Consent of Senior Lender. Purchaser and MedicalControl will have received a consent from MedicalControl's primary lender to the transactions contemplated hereby, in a form reasonably satisfactory to Purchaser and MedicalControl.

7. CONDITIONS TO SHAREHOLDERS' CLOSING

            All obligations of the Shareholders under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that the Shareholders may, in their sole discretion, waive any or all of such conditions in whole or in part:

            7.1 Representations, Etc. Purchaser and MedicalControl shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by Purchaser or MedicalControl at or prior to the Closing, and the representations and warranties of Purchaser and MedicalControl contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement).

            7.2 Consents. All consents and approvals of governmental agencies and from any other third parties required to consummate the transactions contemplated by this Agreement shall have been obtained without material cost or other materially adverse consequence to MedicalControl or Purchaser and shall be in full force and effect.

            7.3 No Adverse Litigation. No order or preliminary or permanent injunction shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of (i) making any of the transactions contemplated hereby illegal,
(ii) materially adversely affecting the value of the assets or business of MedicalControl or Purchaser or (iii) making Purchaser or MedicalControl liable for the payment of a material amount of damages to any person.

            7.4 Registration Rights Agreement. At the Closing, MedicalControl will execute and deliver the Registration Rights Agreement substantially in the form of Exhibit "H" attached hereto.

            7.5 Material Adverse Changes. There shall have occurred no material adverse change in the business, properties, assets, liabilities, results of operations or condition, financial or otherwise, of MedicalControl or Purchaser.

            7.6 Closing Deliveries. The Shareholders and the Company shall have received each of the documents or items required to be delivered to them pursuant to Section 8.2 hereof.

            7.7 Completion of Due Diligence Review. The Shareholders will have completed their due diligence review of Purchaser and MedicalControl, including accounting records, major contracts and tax returns, and the results of which shall be satisfactory to the Shareholders in their sole discretion.

            7.8 Consent of Senior Lender. The Shareholders and the Company will have received a copy of the consent received by MedicalControl from its primary lender to the transactions contemplated hereby, in a form reasonably satisfactory to the Shareholders and the Company.

8.  DOCUMENTS TO BE DELIVERED AT CLOSING

            8.1  To Purchaser.  At the Closing, there shall be delivered to
Purchaser:

                          (a) The Shares, together with duly executed stock powers, in form satisfactory to Purchaser and its counsel;

                          (b) The Escrow Agreement;

                          (c) The Non-Competition Agreement;

                          (d) The Employment Agreements;

                          (e) The Shareholders' Agreement executed by all of
            the Shareholders substantially in the form of Exhibit "I" attached hereto;

                          (f) A certificate, signed by the President or chief executive officer of the Company, as to the fulfillment of the conditions set forth in Sections 6.1 through 6.4 hereof;

                          (g) Opinion of counsel to the Company and the Shareholders, dated as of the Closing Date, in form reasonably acceptable to Purchaser;

                          (h) A copy of all consents and approvals referred to in Section 6.2 hereof;

                          (i) The corporate minute books and stock books of the Company; and

                          (j)  All other items reasonably requested by
            Purchaser.

            8.2 To the Shareholders. At the Closing, there shall be delivered to the Shareholders:

                          (a) The Notes, the Parent Shares (less the Escrow Shares), the Security Agreement, the Pledge Agreement and the cash portion of the purchase price as contemplated by Section 2.1 hereof;

                          (b) The Registration Rights Agreement and the Voting
            Agreement;

                          (c) A certificate, signed by an executive of Purchaser and MedicalControl, as to the fulfillment of the conditions set forth in Sections 7.1 and 7.2 hereof;

                          (d) An opinion of Purchaser's and MedicalControl's counsel, dated the Closing Date, in form reasonably acceptable to the Shareholders; and

                          (e)  An executed duplicate original of the
            Shareholders Agreement, the Escrow Agreement and the Employment Agreements.

                          (f) All other items reasonably requested by the Shareholders.

9.  SURVIVAL

            All representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall be deemed to have been relied upon by the parties hereto and shall survive the Closing for two years. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made. All statements contained herein or in any certificate, exhibit, list or other document delivered pursuant hereto shall be deemed to be representations and warranties.

10.  INDEMNIFICATION OF THE SHAREHOLDERS

            Purchaser and MedicalControl shall indemnify and hold the Shareholders harmless from, against, for and in respect of:

                          (i)  any and all damages, losses, settlement
            payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by the Shareholders (or the Company prior to the Closing) because of the breach of any written representation, warranty, agreement or covenant of Purchaser or MedicalControl contained in or made in connection with this Agreement;

                          (ii) any and all liabilities, obligations, claims and demands (other than with respect to the Excluded Liabilities) arising out of the ownership and operation of the Company on and after the Effective Date, except to the extent the same arises from a breach of any written representation, warranty, agreement or covenant of the Company or the Shareholders contained in or made in connection with this Agreement; and

                          (iii) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by the Shareholders in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 10.

11.  INDEMNIFICATION OF PURCHASER

            The Shareholders shall indemnify and hold Purchaser and Medical Control harmless from, against, for and in respect of:

                          (i)  any and all damages, losses, settlement
            payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by Purchaser or the Company because of the breach of any written representation, warranty, agreement or covenant of the Company or the Shareholders (as applicable) contained in or made in connection with this Agreement;

                          (ii) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by Purchaser or the Company because of the Excluded Liabilities;

                          (iii) any federal, state or local income or other tax (A) payable with respect to the business, assets, properties or operations of the Company or the Shareholders or any member of any affiliated group of which any of them is a member for any period prior to the Effective Date or (B) incident to or arising as a consequence of the negotiation or consummation by the Company or the Shareholders or any member of any affiliated group of which any of them is a member of this Agreement and the transactions contemplated hereby; provided, however, if a claim for indemnification hereunder relates to a tax owed by a specific Shareholder, then Purchaser and MedicalControl will pursue such claim against the specific Shareholder and not the Shareholders jointly;

                          (iv) any liability or obligation arising prior to or as a result of the Closing to any employees, agents or independent contractors of the Company, whether or not employed by Purchaser after the Closing or under any benefit arrangement with respect thereto, other than liabilities arising in the ordinary course of business consistent with past practices;

                          (v) any liability or obligation of the Shareholders or the Company arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby; and

                          (vi) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 11.

12.         GENERAL RULES REGARDING INDEMNIFICATION

                          (a) The obligations and liabilities of each
            indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or indemnified third parties shall be subject to the following terms and conditions:

                          (i) the indemnified party shall give prompt written notice (which in no event shall exceed 10 days from the date on which the indemnified party first became aware of such claim or assertion) to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Section 10 or 11 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known;

                          (ii) if any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Section 10 or 11 hereof, the action, suit or proceeding shall, upon the written acknowledgment by the indemnifying party that is obligated to indemnify under such indemnity agreement, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense unless the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding, in which event the indemnifying party shall not have the right to direct the defense of such action, suit or proceeding on behalf of the indemnified party. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

                          (iii) The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

                          (iv) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

                          (v) If any claims are made by third parties against an indemnified party for which an indemnifying party would be liable, and it appears likely that such claims might also be covered by the indemnified party's insurance policies, the indemnified party shall make a timely claim under such policies and to the extent that such party obtains any recovery from such insurance, such recovery shall be offset against any sums due from an indemnifying party (or shall be repaid by the indemnified party to the extent that an indemnifying party has already paid any such amounts). The parties acknowledge, however, that if an indemnified party is self- insured as to any matters, either directly or through an insurer which assesses retroactive premiums based on loss experience, then to the extent that the indemnified party bears the economic burden of any claims through self-insurance or retroactive premiums or insurance ratings, the indemnifying party's obligation shall only be reduced by any insurance recovery in excess of the amount paid or to be paid by the indemnified party in insurance premiums.

                          (vi) Purchaser will be entitled to offset against the Escrow Shares or the balance of the Notes the amount of such indemnification claim and shall so advise the Shareholders in writing of such intent to offset (the date of which such notice is sent by the Purchaser being referred to as the "Offset Notice Date") to satisfy in full an indemnification claim (the "Claim Amount") payable hereunder.

                          (b) The Shareholders shall elect to satisfy a Claim Amount by delivering a written notice to Purchaser (a "Direction to Offset") directing it to offset the unpaid balance of such Claim Amount either against the Escrow Shares or the balance of the Notes first. If Purchaser shall not receive a Direction to Offset within ten (10) business days of the Offset Notice Date, Purchaser may offset the unpaid balance of such Claim Amount against either the Escrow Shares or the balance of the Notes first.

                          (c) Except as herein expressly provided in this Agreement, the remedies provided in Sections 10 through 12 hereof shall be cumulative and shall not preclude assertion by any party of any other rights or the seeking of any other rights or remedies against any other party hereto.

                          (d) MedicalControl and Purchaser agree to purchase and maintain for two years following the Closing officer and director insurance and errors and omissions insurance with coverage of at least $1 million covering claims against BHC or its officers and directors for periods prior to the Closing. As provided in Subclause (v) hereof, MedicalControl and Purchaser will offset the recovery from such insurance against any claims for indemnification against the Shareholders. Notwithstanding the foregoing, the Shareholders' shall not be obligated to pay or satisfy indemnification claims other than through the offset of the Escrow Shares or the balance of the Notes pursuant to Subclause (v) hereof, except if such indemnification claim is for fraud or intentional misconduct. In addition, notice of any indemnification claim must be given to the indemnifying party no later than the second anniversary of the Closing.

13.  FAILURE TO CLOSE BECAUSE OF DEFAULT

            In the event that the Closing is not consummated by virtue of a material default made by a party in the observance or in the due and timely performance of any of its covenants or agreements herein contained ("Default"), the parties shall have and retain all of the rights afforded them at law or in equity by reason of that Default. In addition, the Shareholders, Purchaser and MedicalControl acknowledge that the Shares and the transactions contemplated hereby are unique, that a failure by the Shareholders, MedicalControl or Purchaser to complete such transactions will cause irreparable injury to the other, and that actual damages for any such failure may be difficult to ascertain and may be inadequate. Consequently, Purchaser, MedicalControl and the Shareholders agree that each shall be entitled, in the event of a Default by the other, to specific performance of any of the provisions of this Agreement in addition to any other legal or equitable remedies to which the non-defaulting party may otherwise be entitled. In the event any action is brought, the prevailing party shall be entitled to recover court costs and reasonable attorneys' fees.

14.  TERMINATION RIGHTS

            14.1 General. This Agreement may be terminated by either Purchaser or the Shareholders, if the terminating party is not then in Default, upon written notice to the other upon the occurrence of any of the following:

                          (a) If the Closing has not occurred on or before September 30, 1998;

                          (b) If the non-terminating party Defaults and such Default has not been cured within 30 days of written notice of such Default by the other party;

                          (c) Subject to the provisions of Sections 6 and 7 hereof, by the Shareholders or Purchaser if on the Closing Date any of the conditions precedent to the obligations of Shareholders or Purchaser, respectively, set forth in this Agreement have not been satisfied or waived by such party; or

                          (d) By mutual consent of the Shareholders and Purchaser.

15.  MISCELLANEOUS PROVISIONS

            15.1  Expenses.   The Purchaser shall pay the fees and expenses
incurred by it in connection with the transactions contemplated by this Agreement and the Company shall pay the fees and expenses incurred by them and the Company in connection with the transactions contemplated by this Agreement; provided, however, all fees and expenses of the Company and the Shareholders must be paid and satisfied in full at or prior to the Closing. If any action is brought for breach of this Agreement or to enforce any provision of this Agreement, the prevailing party shall be entitled to recover court costs and reasonable attorneys' fees.

            15.2 Amendment. This Agreement may be amended at any time but only by an instrument in writing signed by the parties hereto.

            15.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by nationally recognized "next-day" delivery service, to the parties at the addresses set forth opposite their names on the signature page hereto (or at such other address for a party as shall be specified by like notice).

            15.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the others; provided, however, that Purchaser may assign, by written instrument in form and substance satisfactory to the Shareholders, its rights under this Agreement to any of its subsidiaries or affiliated corporations.

            15.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            15.6 Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

            15.7 Entire Agreement. This Agreement and the documents referred to herein contain the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, conveyances or undertakings other than those expressly set forth herein. This Agreement supersedes any prior agreements and understandings between the parties with respect to the subject matter.

            15.8 Waiver. No attempted waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement, will be effective unless evidenced by an instrument in writing by the party against whom the enforcement of any such waiver or consent is sought.

            15.9 Governing Law . This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

            15.10 Remedies of the Company. In any proceeding by the Purchaser to assert or prosecute any claims under, or to otherwise enforce, the Agreement on behalf of itself or the Company, the Shareholders agree that they shall not assert as a defense or bar to recovery, and hereby waive any right to so assert such defense or bar such recovery, that (a) prior to Closing the Company shall have had knowledge of the circumstances giving rise to the claim being pursued by it; (b) prior to Closing, the

Company engaged in conduct or took action that caused or brought about the circumstances giving rise to its claim, or otherwise contributed thereto; (c) the Company is estopped from asserting or recovering upon its claim by reason of the Company having joined in the representations, warranties and covenants made by the Shareholders in this Agreement; or (d) the Shareholders have a right of contribution from the Company to the extent that there is any recovery against them.

            15.11 Severability. In the event that any of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been contained herein.

            15.12 Intended Beneficiaries. The rights and obligations contained in this Agreement are hereby declared by the parties hereto to have been provided expressly for the exclusive benefit of such entities as set forth herein and shall not benefit, and do not benefit, any unrelated third parties.

            15.13 Mutual Contribution. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.


                           [Signature Page to Follow]

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    MEDICALCONTROL,  INC.


                                    By:   /s/ J. Ward Hunt
                                       -----------------------------------------
                                         J. Ward Hunt, President and
                                         Chief Executive Officer


                                    MEDICALCONTROL NETWORK
                                    SOLUTIONS,  INC.


                                    By:   /s/ Robert O. Brooks
                                       -----------------------------------------
                                         Robert O. Brooks, President and
                                         Chief Executive Officer

                                    ADDRESS:         8625 King George Drive
                                                     Suite 300
                                                     Dallas, Texas  75235



                                    BUSINESS HEALTH COMPANIES, INC.


                                    By:   /s/ Donald Richard Huntington
                                       -----------------------------------------
                                         Donald Richard Huntington, President


                                    ADDRESS:         123 North Post Oak Lane
                                                     Suite 400
                                                     Houston, Texas   77024

                                       SHAREHOLDERS:


                                         /s/ Douglas L. Elden
                                       -----------------------------------------
                                         Douglas L. Elden


                                         /s/ Donald Richard Huntington
                                       -----------------------------------------
                                         Donald Richard Huntington


                                         /s/ Ralph T. Smith, Jr.
                                       -----------------------------------------
                                         Ralph T. Smith, Jr.

                                       ADDRESS FOR SHAREHOLDERS:

                                            Douglas L. Elden
                                            The Elden Law Firm
                                            150 North Michigan Avenue
                                            Suite 2500
                                            Chicago, Illinois  60601

                                            Donald Richard Huntington
                                            448 North Post Oak Lane
                                            Houston, Texas  77024

                                            Ralph T. Smith, Jr.
                                            381 North Post Oak Lane
                                            Houston, Texas  77024

                                                                      Schedule 1

                              Excluded Liabilities


         Taxes of any kind, including but not limited to, income taxes, franchise taxes and withholding and other payroll taxes, related to periods prior to the Effective Date. No later than seven days prior to the Closing Date, the Shareholders will deliver to the Purchaser the Interim Statements for the two- month period ended August 31, 1998 as provided in Section 3.14. If Purchaser agrees to the calculation of the Company's income tax liability for such two-month period as reflected in such Interim Statements (which such agreement will not be unreasonably withheld), then the amount of the Shareholders' liability for the Federal income tax liability of the Company for the return to be filed by April 15, 1999 will be limited to the amount reflected on such Interim Statements. The parties will use their reasonable best efforts to determine such liability prior to the Closing.

                               INDEX TO EXHIBITS


A                Form of Employment Agreement

B                Confidentiality and Non-Competition Agreement

C                Form of Convertible Subordinated Promissory Note

D                Subordinated Security Agreement

E                Subordinated Pledge Agreement

F                Escrow Agreement

G                Voting Agreement

H                Registration Rights Agreement

I                Shareholders Agreement